Exhibit 10.2

Dr. Walter Pavlicek
Consulting and Severance Agreement

May 9, 2007

This SEVERANCE and CONSULTING AGREEMENT (the "Agreement"), dated as of May 9, 2007, but effective as provided herein, is made and entered into by and among SPECTRX, INC., a Delaware corporation and its affiliates ("SpectRx") and Dr. Walter Pavlicek (the "Manager").

W I T N E S S E T H:

WHEREAS, the Manager currently serves as VP of Operations for Sterling Medivations, Inc. and the Company;

WHEREAS, pursuant to the Asset Purchase Agreement dated May 9, 2007 between the Company and certain other parties (the "Purchase Agreement"), substantially all of the assets of SimpleChoice business will be sold to a buyer (the "Asset Sale");

WHEREAS, pursuant the Purchase Agreement the execution of Non Competition agreement (the "NonCom Agreement") with the Manager is required;

WHEREAS, pursuant to the Asset Sale, it is contemplated that Manager will be entitled to severance under this Agreement, in exchange for execution of the NonCom Agreement; and

WHEREAS, pursuant to the Asset Sale, it is contemplated that Manager will execute this Agreement upon the Sale.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1. Severance Payments. Upon the Effective Date of this Agreement, the Manager shall resign as VP of Operations of Sterling Medivations, Inc. and the Company and shall be entitled to and will receive the following payments and benefits:

(a) all base salary, less applicable taxes and withholdings as required by law, through the Effective Date;

(b) all accrued salary (including backpay and interest, and missing paychecks in 2007) and accrued, but unused vacation pay, less applicable taxes and withholdings as required by law, through the Effective Date, (All agreements pertaining to backpay and interest are included here by reference.)

(c) the Company shall pay $35,000 in one lump-sum distribution;

(d) Manager will receive the required COBRA notification to allow Manager, at his option, to continue health care coverage for a period of time under applicable law. Provided that Manager elects to continue health care coverage, for himself and his wife, under COBRA following the Effective Date, the Company will pay the full COBRA amount for 12 months.

Manager shall provide consulting for 12 months following the Effective Date to assist the Company with the ISO audit preparations and ISO audit (currently scheduled for June 6-8, 2007). The Company shall provide reasonable support for such work (which is understood will involve significant time from the GT team). Compensation for the consulting services shall be at regular two-week pay periods (starting May 18, 2007) at the rate of 1/26 of $35,000 per pay period. When Company receives funding (expected in 90 days), the Company shall pay the Manager a lump sum payment of the remaining $35,000, less any biweekly payments actually made.

In addition, the Company agrees to pay $10,000 upon successful completion of the ISO audit. (Successful completion is defined as not losing certification.)

The Company shall cause all of the Manager's incentive stock options to vest upon the Effective Date and to allow such options to be exercisable for one year following the Effective Date.

Upon request by the Manager, a positive recommendation will be provided by the Company for a period of two years from the Effective Date. The recommendation to be subject to Manager's review and acceptance.

The Manager is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; provided, however, that the Manager's coverage under the Company's welfare benefit plans will be reduced to the extent that the Manager becomes covered under any comparable employee benefit plan made available by another employer and covering the same type of benefits. The Manager will report to the Company any such benefits actually received by him.

2. Miscellaneous Provisions.

2.1 Binding on Successors. This Agreement will be binding upon and inure to the benefit of the Company, the Manager and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

2.2 Governing Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without regard to conflicts of law principles.

2.3 Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

2.4 Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to SpectRx (to the attention of the Secretary of SpectRx) at its principal offices and to the Manager at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

2.4.1. To Company. If to the Company, addressed to the attention of Chief Executive Officer at 4955 Avalon Ridge Parkway, Suite 300, Norcross, GA 30071.

2.4.2. To the Manager. If to the Manager, to him at 4530 Beckwith Place, Cumming, GA 30041.

2.5 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

2.6 Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the matters covered herein, except the SpectRx Employee Proprietary Information Agreement dated July 17, 2000 and the SpectRx, Inc. Non-Compete Agreement, to be dated May 9, 2007, which continue in full force and effect, and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

2.7 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Manager and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Manager or SpectRx may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

2.8 No Inconsistent Actions. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

2.9 Headings and Section References. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

2.10 Disputes. Any disputes relating to this agreement will be resolved through binding arbitration under a single arbitrator pursuant to the Commercial Arbitration and Mediation Procedures of the American Arbitration Association, to be selected within 30 days after the notice of such party's desire to have the question settled by arbitration. Any such arbitration will occur in Atlanta. The arbitrator shall have no authority to amend or disregard any provision of this Agreement, including this Section 2.10. The arbitration award will be final and binding upon both parties. Judgment upon the award may be entered in any court of competent jurisdiction.

2.11 Release. The parties to this Agreement shall execute mutual releases within three day of the Effective Date.

3. Effectiveness and Prior Agreement. This Agreement will become effective upon the closing of the sale of Sterling Medivations, Inc. (the "Effective Date"). Notwithstanding any other provision of this Agreement, if the Sale is not consummated, this Agreement will have no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, but effective as provided in Section 4.

/s/ Walter Pavlicek

Walter Pavlicek

SPECTRX, INC.

By: /s/ Mark A. Samuels

Name: Mark Samuels

Title: CEO